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                                                                   EXHIBIT 10.32

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

      THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is effective as of the 31st day of December, 2004 by and between FirstMerit Corporation, its subsidiaries and affiliates ("FirstMerit") and David Lucht ("Lucht"), (the "Agreement").

      WITNESSETH:

      A. WHEREAS, the Parties previously entered into a certain employment agreement dated May 16, 2003, as amended (the "Initial Agreement"), pursuant to which Lucht was employed by FirstMerit as Executive Vice President and Chief Credit Officer;

      B. WHEREAS, the Initial Agreement incorporated certain terms of an Amended and Restated Change in Control Termination Agreement and an Amended and Restated Displacement Agreement entered into between the Parties.

      C. WHEREAS, FirstMerit has adopted revised forms of the Change in Control Termination Agreement and the Displacement Agreement for its executive officers (the "Change Agreements"); and

      D. WHEREAS, the Parties desire to modify the Initial Agreement to accurately reflect the revised form of Change Agreements; and

      E. WHEREAS, FirstMerit and Lucht desire to enter into this Agreement to amend and restate the Initial Agreement in its entirety and to provide for the continuation of Lucht's services to FirstMerit for a term certain.

      IN CONSIDERATION of the foregoing, the mutual covenants contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

      1.    Employment Duties

      During the term of this Agreement, Lucht shall serve as Executive Vice President and Chief Credit Officer, and shall have duties and responsibilities as may be assigned commensurate with Lucht's executive position (the "Assigned Duties"). The Chairman and Chief Executive Officer shall, from time to time and subject to modification at any time and at his sole discretion, hereafter assign such responsibilities and duties as he may deem appropriate; provided, however that such responsibilities and duties are generally consistent with Lucht's Assigned Duties and his position with FirstMerit. Lucht shall faithfully, diligently, competently, and to the best of his

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ability, carry out those responsibilities and duties as assigned from time to time by the Chairman and Chief Executive Officer of FirstMerit.

      2.    Term of Agreement

      The term of this Agreement shall continue until December 31, 2005, unless such term is earlier terminated as herein provided (the "Agreement Period"). Lucht and FirstMerit agree that on January 1, 2006, Lucht shall become an at-will employee of FirstMerit. Lucht shall receive the compensation and benefits set forth in Paragraph 3 (the "Compensation") and 4 (the "Benefits") below for the Agreement Period; provided, however, that in the event of a Qualifying Termination under Paragraph 5, Lucht shall receive Compensation and Benefits set forth in Paragraph 6 for the Agreement Period. Any Compensation and Benefits to which Lucht is entitled under this Agreement are in addition to any compensation and benefits to which he may be entitled, if any, under the Change in Control Agreement or Displacement Agreement between Lucht and FirstMerit. The terms of this Agreement shall override any inconsistent provisions in the Change in Control Agreement and Displacement Agreement.

      3.    Compensation

      During the term of this Agreement, FirstMerit shall pay Lucht for his services the sum of Nine Thousand Three Hundred Seventy-five Dollars ($9,375.00), paid semimonthly, subject to any salary increases that may occur from time to time and at the sole discretion of FirstMerit (the "Base Salary"). The semimonthly amount to be paid hereunder shall be paid in accordance with FirstMerit's policies and shall be paid net of amounts withheld for federal, state or local income taxes, FICA, and such other applicable amounts as may be required to be paid during the term of this Agreement.

      4.    Employee Benefits

      During the term of this Agreement, Lucht shall be eligible to participate in the following employee benefits from FirstMerit as applicable:

            (a) Lucht shall be eligible to participate in such retirement, medical, and other employee benefit plans as may be maintained by FirstMerit during the term of this Agreement.

            (b) Lucht shall be eligible to participant in the Executive Life Insurance Program that FirstMerit may maintain during the term of this Agreement. Lucht shall be personally obligated to pay any and all taxes associated with this life insurance benefit.

            (c) Lucht shall be granted stock options and restricted stock of FirstMerit in accordance with the Non-qualified Stock Option Agreements each dated________ and the Restricted Stock Award Agreement dated May 16, 2002. Any unexercised and outstanding stock options and restricted stock will vest and will be exercisable in accordance with the terms of the award agreement. Lucht shall be eligible

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      to participate in additional stock option quotes as may be authorized from time-to-time by FirstMerit Board of Directors.

            (d) Lucht shall be eligible to participate in the Executive Supplemental Retirement Plan ("SERP"). Such SERP benefits are defined in the plan documents as may be amended from time to time at the discretion of the FirstMerit Board of Directors.

            (e) Lucht shall be eligible to participate in the FirstMerit Executive Incentive Plan at performance levels established from time to time by the FirstMerit Board of Directors.

      5.    Termination

            (a) FirstMerit may terminate the employment of Lucht under the Agreement for Just Cause. Notwithstanding anything to the contrary contained herein, it shall be considered Just Cause to terminate the Lucht's employment upon the happening of any of the following:

                  1.    The retirement, disability or death of Lucht;

                  2. Felonious criminal activity whether or not affecting the Employer;

                  3. Disclosure to unauthorized persons of Employer information which is considered by FirstMerit to be Confidential Information under Paragraph 7;

                  4. Breach of any contract with, or violation of any legal obligation to, the FirstMerit or dishonesty; or

                  5. Gross negligence or insubordination in the performance of duties of the position held by the Employee.

            In the event of termination by FirstMerit for Just Cause, the Agreement Period shall end and Lucht shall not be entitled to receive Compensation or Benefits beyond the date of termination.

            (b) Lucht may terminate his employment relationship with FirstMerit without reason by resignation, provided that he provide thirty
      (30) days advance written notice ("Resignation").

            (c) Lucht may terminate his employment relationship with FirstMerit for Good Reason in accordance with the following provisions. Notwithstanding anything herein to the contrary, it shall be considered Good Reason to terminate employment upon the happening of any of the following:

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                  1.    Involuntary reduction in Lucht's Base Salary, unless
                        such reduction occurs simultaneously with a company-wide reduction in officers' salaries.

                  2. Involuntary discontinuance or reduction in Lucht's incentive compensation award opportunities, unless a company-wide reduction of all officers' incentive award opportunities occurs simultaneously with such discontinuance or reduction.

                  3. Involuntary relocation to another office located more than 50 miles from Lucht's office location.

                  4. Significant reduction in Lucht's responsibilities and status within FirstMerit's organization or change in Lucht's title or office held without prior written consent of Lucht.

                  5. Involuntary discontinuance of Lucht's participation in any employee benefit plans maintained by FirstMerit unless such plans are discontinued by reason of law or loss of tax deductibility to FirstMerit with respect to contributions to such plans, or are discontinued as a matter of company policy applied equally to all participants.

                  6. Involuntary reduction of Lucht's paid vacation to less than 24 working days per calendar year.

                  7. Failure to obtain an assumption of FirstMerit's obligations under this Agreement by any successor to FirstMerit.

            (d) Any termination by FirstMerit for Just Cause or by Lucht for Good Reason shall be communicated to the other party by written notice which identifies the specific termination provision in this Agreement relied upon, sets forth the facts and circumstances claimed to form the basis for the termination under the provisions so identified, and specifies a date of termination.

            (e) Termination of Lucht's employment (i) by FirstMerit for any reason other than Just Cause, or (ii) by Lucht for Good Reason, shall constitute a "Qualifying Termination" under this Agreement.

      6.    Compensation and Benefits Upon Events of Termination

            (a) Upon termination of this Agreement by FirstMerit for Just Cause, or by Lucht's Resignation (or any other termination by Lucht without Good Reason), the obligations of each of the parties hereunder shall expire as of the date of such termination, including, without limitation, the obligations of FirstMerit to pay any

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      Compensation or Benefits to Lucht provided, however, that the obligations contained in Paragraph 7 shall survive the termination of this Agreement.

            (b) Upon any Qualifying Termination of this Agreement during the Agreement period, the Agreement Period shall continue until December 31, 2005, and FirstMerit shall continue to pay Lucht Compensation and Benefits on the terms set forth below until December 31, 2005.

                  1. Compensation. FirstMerit shall continue to pay Lucht his Base Salary at the rate in effect at the time of his termination of employment.

                  2. Retirement, Medical and Life Insurance Benefits. Lucht shall continue to be covered and accrue service and benefits under the plans described in Paragraph 4(a) and
                        (b), as such may be modified, enhanced or supplemented from time to time, until the end of the Agreement Period. For this purpose, Lucht shall be deemed to be in full-time service with FirstMerit, and Lucht's Base Salary shall be deemed to be at the rate in effect at the time of his termination of employment.

                  3. Stock Programs. To the extent not previously granted, FirstMerit shall grant Lucht the stock options and shares of restricted stock contained in any such plan or agreement no later than the date of termination. FirstMerit shall fully vest all stock options, grants of restricted stock, stock appreciation rights or similar arrangements granted to Lucht as of the termination date. Notwithstanding any provision of the plan or any grant agreement to the contrary, Lucht shall be given the longer of 90 days after the date of termination, or the remaining period provided in the grant agreement, to realize or exercise all such rights or options.

                  4. Incentive Programs. FirstMerit shall continue to pay Lucht awards under the incentive programs, in an amount equal to the incentive compensation payment Lucht would receive if payout was made at the "target" percentage under the programs, based upon Lucht's Base Salary as determined under Paragraph 6(a), until the end of the Agreement Period.

                  5. SERP. Lucht shall continue to be covered and accrue service and benefits under the SERP until the end of the Agreement Period. For this purpose, Lucht's average monthly earnings shall be deemed to be his Base Salary as determined under Paragraph 6(a) divided by 12 plus the incentive compensation payment Lucht would receive if payout was made at "target" percentage for Lucht

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                        under the Executive Incentive Bonus Plan in the year of
                        the termination divided by 12. These provisions shall supercede any less generous contrary provisions of the SERP and any membership agreement executed between Lucht and FirstMerit.

      7.    Trade Secrets and Confidential Information

      Lucht acknowledges that, as Chief Credit Officer of FirstMerit Corporation, he has had extensive access to and has acquired various confidential information relating to the Business, including, but not limited to, financial and business records, customer lists and records, business plans, corporate strategies, information disclosed or discussed during any exit conference, employee information, wage information, and related information and other confidential information (collectively, the "Confidential Information"). Lucht agrees that the Confidential Information is and will be of special and unique value to FirstMerit. Lucht further acknowledges and covenants that, at all times, the Confidential Information is the sole property of FirstMerit and will constitute trade secrets and confidential information of FirstMerit, and that his knowledge of the Confidential Information will enable him to compete with FirstMerit in a manner likely to cause FirstMerit irreparable harm upon the use or disclosure of such matters. Therefore, Lucht hereby irrevocably covenants that he shall not, at any time after the date of this Agreement, use or disclose to any third party, directly or indirectly, any of the Confidential Information, except as permitted by this Agreement. Excluded from the definition of Confidential Information is (a) information which is publicly available, other than as a result of actions by Lucht in breach of this Agreement; and (b) information which is disclosed by FirstMerit to third parties on a non-confidential basis.

      8.    Further Payments

      The Compensation and Benefits provided under this Agreement are not contingent on a change in ownership or control of FirstMerit. However, in the event that any compensation or benefits paid or distributed from FirstMerit to Lucht pursuant to this Agreement, the Change in Control Termination Agreement, the Displacement Agreement, or otherwise from FirstMerit to Lucht, either alone or with other compensation and benefits received by Lucht (the "Covered Payments") are or become subject to the tax imposed by Internal Revenue Code
Section 4999 or any similar tax (the "Excise Tax"), FirstMerit shall pay to Lucht an additional amount (the "Excise Tax Reimbursement") such that the net amount retained by Lucht with respect to such Covered Payments, after deduction of any Excise Taxes on the Covered Payments and any Federal, state and local income or employment tax and Excise Tax on the Excise Tax Reimbursement, but before deduction for any Federal, state and local income or employment tax withholding on such Covered Payments, shall be equal to the amount of the Covered Payments.

      9.    Assignment

      This Agreement shall be binding upon the parties hereto, their respective heirs, personal representatives, executors, administrators and successors; provided, however, that no assignment or transfer of this Agreement by Lucht including assignment or transfer by operation of law,

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shall be valid without the prior written consent of FirstMerit. FirstMerit may freely assign this Agreement without Lucht's consent.

      10.   Governing Law

      This Agreement shall be construed under and governed by the internal laws of the State of Ohio and properly venued in Summit County, Ohio. In the event that any provision of this Agreement shall be held to be void or unenforceable by a court of competent jurisdiction, this Agreement shall not be rendered null and void thereby but shall be construed and enforced as if such void or unenforceable provision was not originally a part of this Agreement.

      11.   Legal Fees

      From and after any Change in Control, FirstMerit shall pay all legal fees and expenses incurred by Lucht in enforcing any right or benefit provided by this Agreement.

      12.   Entire Agreement

      This Agreement, the Change in Control Termination Agreement, the Displacement Agreement, and the Indemnification Agreement, set forth the entire agreement of the parties herein with regard to the employment of Lucht and any oral or written statements, representations, agreements or understandings made or entered into prior to or contemporaneously with the execution of this such agreements, are hereby rescinded, revoked and rendered null and void by the parties. In the event of inconsistencies, the terms of this Agreement shall supercede and control over any conflicting language in the Change in Control Termination Agreement or the Displacement Agreement. Moreover, the terms of the Change in Control Termination Agreement and the Displacement Agreement (the "Supplemental Agreements") are hereby specifically modified to provide that:

            (a) Paragraph 7 containing the "Overall Limitation on Benefits" in each of the Supplemental Agreements shall be deleted.

            (b) Paragraph 10(a) regarding the term of the Amended and Restated Change in Control Termination Agreement shall be modified to read:

                        "(a) Except as provided in paragraph 6, the Employee's employment with the Company or any Subsidiary, before a Change in Control, or, after a Change in Control, the Change Entity or any Related Entity, terminates before the beginning of the Protection Period because the Employee (i) is removed for Cause, (ii) is no longer an employee due to Disability, retirement or death, or
                        (iii) resigns not for Good Reason."

            (c) Paragraph 6(c) regarding payment of compensation and benefits under each of the Supplemental Agreements shall be modified by the addition at the end thereof of a new paragraph to read as follows:

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                        "The compensation and benefits payable under this
                        subparagraph (c) shall be in addition to any compensation and benefits otherwise payable to the Employee under any employment or other agreement(s) between the Company and the Employee."

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed the 28th day of February, 2005, to be effective the date above first written.

                                          FIRSTMERIT CORPORATION

                                          By: /s/ Christopher J. Maurer
                                              ----------------------------------
                                          Its: Executive Vice President

                                          /s/ David G. Lucht
                                          --------------------------------------
                                          David G. Lucht

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